Exhibit 10.8

CONSULTING AND SERVICES AGREEMENT

THIS CONSULTING AND SERVICES AGREEMENT (this “Agreement”) dated as of June ___, 2010 (“Effective Date”) is entered into by and between GreenHouse Holdings, Inc., a publicly-owned Nevada corporation (the “Company”), GreenHouse Soluciones [Sociedad Anonima], a corporation formed under the laws of Mexico and wholly-owned subsidiary of the Company (“GreenHouse-Mexico”) and Viego Solutions, S. de R.L. de C.V., a corporation formed under the laws of Mexico (the “Contractor”). The Company, GreenHouse-Mexico and the Contractor may be referred to herein individually as a “Party” or collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company is a global, energy solutions and ethanol fuel provider whose common stock, par value $0.001 per share (the “Common Stock”), trades on the Over the Counter Bulletin Board under the symbol “GRHU.OB”;

WHEREAS, the Company has formed Greenhouse-Mexico in order to exploit green solutions in the United Mexican States with respect to composting, ethanol production and other sustainable and alternative energy solutions (the “Business Plan”); and

WHEREAS, the Company desires to retain the Contractor to assist the Company in executing its Business pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.      CONTRACTOR SERVICES.  The Company hereby engages Contractor to provide the following services (the “Services”): To develop one or more plans, and for assistance in executing the agreed-upon plans in United Mexican States (the “Territory”), for:

(a)    establishing, operating and maintaining a composting operation in the Territory;
(b)    establishing, operating and maintaining an ethanol production operation in the Territory; and

(c)    marketing, selling and distributing the Company’s vapor compression, rotary collider, aquaponic and other sustainable and alternative energy solutions to the Territory’s market.

2.      TERM.  This Agreement shall commence on the Effective Date and continue for a period of three (3) years (the “Term”).  Contractor acknowledges and agrees that this Agreement is an exclusive engagement of Contractor’s services as defined in Section 1 herein.  Following the expiration of the Term, unless terminated as set forth in Section 17 hereof, GreenHouse-Mexico will grant the Contractor a thirty (30) day right of first refusal to for any agreement to provide the Services set forth in Section 1 hereof.  If the Contractor does not respond within three (3) working days to a written offer for the Services, then GreenHouse-Mexico has the right to enter into an agreement for the Services with any other party.

3.      INTELLECTUAL PROPERTY.  Contractor shall obtain the Company’s prior, written approval before disseminating or distribution any written materials bearing the Company’s name or any of its marks.  The Company shall retain exclusive ownership of all right, title and interest to all intellectual property rights and all of its material.

4.      NON-EXCLUSIVITY. The Company and GreenHouse-Mexico reserve the right to market, distribute and sell their services and products, directly or indirectly, within and outside of the Territory, and nothing in this Agreement shall limit in any manner their marketing or distribution activities, or their right to sell directly or appoint other dealers, distributors, licensees or agents within or outside the Territory to sell services and products related to the Business or any other business.

5.      INDEPENDENT CONTRACTOR STATUS.

(a)   During the term hereof, Contractor shall be engaged as an independent contractor by Company during the term hereof for the Services as defined below, and to be determined from time to time by the Company.

(b)   Nothing in this Agreement shall be construed as creating an employee, agent, servant, partner, joint venturer, or have any other capacity or relationship with or to Company, as a guarantee of future employment, or limit either party’s right to terminate this Agreement in accordance with its terms. Contractor shall not receive, nor have any claim of any kind to or against Company, for wages, health or other insurance benefits, vacation benefits and/or pension or retirement benefits, each of which Contractor hereby expressly and knowingly waives.  Further, Contractor acknowledges and agrees, as an independent contractor, she shall not be covered by worker’s compensation insurance and she further waives and relinquishes any and all rights to claim and receive benefits on account of injuries which may occur during the term of this Agreement.  Contractor assumes full responsibility for the actions of its personnel while they are performing work pursuant to this Agreement and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and the like.

6.      SERVICES.  Contractor will be entitled to use the following designations for its designated personnel in performing the Services:

•	Ing. Sergio A. Gonzalez Rivera; Director General América Latina;
•	Carlos M. Gonzalez Rivera, Director Comercial América Latina; and
•	Alejandro (Alex) Viecco, Director de Marketing y Relaciones Publica América Latina

7.      COMPENSATION.  As compensation for the Services to be rendered by Contractor, during the term of this Agreement, the Company shall pay the Contractor:

(a)    a monthly fee of $4,000 per month;
(b)    a monthly fee of $2,200 per month to retain the services of Dr. Iñiguez to assist the Contractor in developing composting operations,  providing technical expertise and introductions to potential client and customers to the Business of the Company; and
(c)    a monthly sales commission (the “Commission”), payable one month in arrears, in accordance with the following formula:

“Gross Cash Receipts” (cash receipts actually collected from sales made by the Contractor) less the “Direct Operating Costs Quotient” (a number equal the greater of actual Direct Operating Costs or 25% of Gross Cash Receipts) less the “Overhead Costs Quotient” (a number equal to the greater of actual overhead costs or 15% of Gross Cash Receipts) equals the “Commission Base”

Commissions shall be calculated in accordance with the following ratios:
(i)             15% of Commission Base on annual Gross Cash Receipts up to $3,000,000; or
(ii)             7.5% of Commission Base on annual Gross Cash Receipts over $3,000,000;

(d)    an annual grant ("Option Award") to the Contractor of options to acquire 10,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for every $1,000,000 of Contractor’s budgeted annual revenue (“Budgeted Revenue”). If contractor exceeds the Budgeted Revenue, then additional options to acquire 10,000 shares of the Company’s Common Stock for every $1,000,000 in annual revenue in excess of the Budgeted Revenue will be granted to Contractor on the same terms and conditions ("Make Up Award"). However, notwithstanding anything to the contrary contained herein, the annual cumulative total of the Option Award and Make Up Award shall not exceed one percent (1%) of the number of shares of Common Stock issued and outstanding on the date of vesting. In such a case the number of shares of Common Stock underlying the Option Award or Make Up Award shall be reduced until such amount is equal to 1% of the number of shares of Common Stock issued and outstanding. Each Option Award or Make Up Award will vest on the last day of the Quarter in which each $1,000,000 in budgeted annual revenue is achieved (the “Vesting Date”). The exercise price of the Common Stock will be the average trading price of the Common Stock for the ten (10) trading days immediately before the communication of each year's Budgeted Revenue to the Contractor. The options will expire within three (3) years from the date of vesting.

(e)    if  Company sells any part of the operations defined in Section 1 above, then Contractor shall be entitled to the compensation it would have earned under sections (c) and (d) above based on that that portion of the sales price that is based on a multiple of Gross Cash Receipts. For example, if $100 Million of the sales price is based on Gross Cash Receipts of $20 Million, the multiple shall equal 5 ($100M / $20M = 5), then contractor shall be entitled to compensation in the example below:

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The cash component of any compensation due under section (c) will be paid to Contractor under the same terms and conditions that the Company receives cash from the purchaser of the Company’s operations, and the options issued under section (d) will have an exercise price of the average trading price of the Common Stock for the ten (10) trading days immediately preceding the sale.

8.      CONFIDENTIAL INFORMATION.  Contractor acknowledges that it shall have access to confidential and proprietary information of Company and its affiliates including, without limitation, certain proprietary concepts, designs, items, ideas, business matters, personal information and any other matters and information learned by or disclosed to Contractor during the course of his/her engagement by company, all of which is hereby collectively termed “Confidential Information,” including without limitation ideas, concepts, images, documents, sketches, samples, mock-ups, techniques, formulas, designs, prototypes, business models, business structures, business plans, information pertaining to the financing, capitalization, operation, production, development of the Company’s business, ideas, concepts, formulas, methods, and other such matters and information, agreements, dealings, ventures, business endeavors, and business opportunities, the identity of investors in Company, its owners and affiliates, the holdings, intangible assets, and intellectual property portfolio of Company and its affiliates (including trademarks and trade names, processes, concepts, formulae, inventions, data, forecasts, and other forms of material non-public information of such companies), the past, present and future confidential business relationships, client lists, customer lists, sponsor lists, investment opportunities and investment plans of Company and its affiliates, and the historical financial information, financial projections, strategic plans, and marketing research or other customer information. Contractor hereby acknowledges and agrees that the Confidential Information constitutes trade secrets and/or proprietary information of Company.  All such Confidential Information shall constitute the sole and exclusive property of Company and its assigns, without exception, and Company and its assigns shall be the sole owner of all patents, registrations and other rights in connection therewith, in perpetuity, throughout the Universe.

9.      NON-DISCLOSURE.  Contractor shall, at all times during the term hereof and thereafter, hold in strict confidence and not disclose to any person or entity without the express prior authorization of Company, any and all Confidential Information of Company.  Contractor agrees that, other than as required in the course of its work with Company, it shall not at any time (including after termination of his employment hereunder) make use of any of the above, or use such Confidential Information for his/her own benefit or to the detriment of Company.  Upon termination of this Agreement, Contractor shall deliver to Company any and all documents and tangibles including without limitation all records, notebooks, work papers, data, computer disks or CDs, and all similar repositories containing any information concerning Company, whether prepared by Contractor, Company, or anyone else.

10.    NON-SOLICITATION OF COMPANY CLIENTS.  Contractor further agrees that during the term hereof and for a period of no less than three (3) years after termination or cessation of this Agreement, for any reason, Contractor shall not, directly or indirectly, for itself, or as an agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, induce or entice any clients, employees, independent contractors, or its affiliates of Company to leave the same, or cause or assist anyone else in doing so.

11.    DERIVATIVE WORKS.  If the Work being performed by Contractor at Company's request result in new derivative works based on, arising from, or embodying any portion or part of the Confidential Information, then those derivative works shall be deemed to have been done as a work made for hire within the meaning of the copyright laws of the United States, and any foreign jurisdiction recognizing such right of authorship, for the Company, Contractor hereby assigns to the Company all right, title and interest to the exclusive rights to the works free from any claims of Contractor or any third party.  At any time and upon Company’s request, Contractor shall execute an assignment of copyright in a form reasonably acceptable to the Company as evidence of the foregoing transfer.  Contractor hereby authorizes and appoints the Company as Contractor's attorney-in-fact.

12.   CONTRACTOR’S REPRESENTATIONS/WARRANTIES.

(a)   Contractor hereby represents and warranties that she has the authority and power to enter into this Agreement, has the applicable license to perform the Work, and said license is current and active; and
(b)   Contractor represents and warrants that the performance of the Services pursuant to this Agreement does not violate any agreement or obligation between the Contractor and a third party.

13.    INDEMNIFICATION.  Contractor hereby indemnifies, defend and holds harmless the Company, its shareholders, employees, agents, and representatives, contractors free and harmless from any and all claims, actions, losses, damages, liabilities, penalties, judgments, obligations, awards or costs (including legal fees and expenses) of any kind or natures whatsoever, based upon or arising out of ( directly or indirectly) the performance or nonperformance of the Contractor’s obligations in connection with this Agreement or breach of any term herein.  This indemnification and hold harmless is in addition to whatever rights of indemnity the Company may otherwise.

14.    ASSIGNMENT.  Contractor may not assign, sub-contract or transfer any of its rights or obligations hereunder without the prior written consent of Company.  All provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.    JURISDICTION AND VENUE.  This Agreement shall be governed by and construed according to the laws of the state of California.  Any dispute or controversy arising from this Agreement or its interpretation shall be arbitrated by a sole arbitrator per the Rules of Commercial Arbitration of the American Arbitration Association and shall be arbitrated in the State of California, County of Los Angeles.  The prevailing party shall be awarded its costs of suit, including reasonable attorney’s fees, any and all arbitration and filing fees, travel expenses, costs of discover, expert witnesses, and any other such fees and expenses incurred.  Such judgment, including any award of costs and/or fees, shall be binding upon the parties and may be entered by any court having competent jurisdiction thereof.

16.    INJUNCTIVE RELIEF.  Contractor acknowledges and agrees that Company’s remedy at law for any breach of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any arbitration which may be brought to enforce any provisions of this Agreement without the necessity of proof of actual damage.  Note, however Company’s right to seek injunctive relief shall not preclude, limit, waive, or prevent it from seeking further and alternative relief or damages.

17.    TERMINATION OF AGREEMENT.

(a)    Default and Termination.  The failure of either Party to comply with the terms of this Agreement shall constitute a default.  Upon default by one Party, the other Party shall send written notice of termination to the defaulting Party.  Such notice shall clearly specify the nature of default.

(b)   Default for Non-Payment. If the default is due to the Company’s non-payment of payment obligations under this Agreement, the Contractor shall provide five (5) business days to cure the default.  If the default for non-payment is not cured within thirty (30) business days, this Agreement shall terminate at midnight of the thirtieth (30th) day following receipt of the notice of termination.

(c)   Other Defaults. If the default is for any reason other than non-payment, the non-defaulting Party shall provide the defaulting Party thirty (30) days to cure the default.  If such default is reasonably capable of being cured within thirty (30) days but is not cured within thirty (30) days, the Agreement shall terminate at midnight of the thirtieth (30th) day following receipt of the notice of termination.  In the case of any such default that cannot reasonably be cured within thirty (30) days, this Agreement shall not terminate so long as the defaulting Party has given written notice of the extension to the other Party and the defaulting Party has commenced and is diligently pursuing a cure.  Evidence of such cure and its diligent pursuit shall be provided from the Party determined to be default to the reasonable satisfaction of the other Party.

(d)   Convenience. The Parties may agree to terminate this Agreement for its convenience upon written agreement executed by both Parties.

(e)   Rights upon Termination. In the event this Agreement is terminated for either material breach or convenience, the Company shall pay Contractor for all compensation incurred up to the date of termination.

(f)    Survival.  Termination or expiration of this Agreement shall not release either Party from any liabilities or obligations set forth in this Agreement which (i) the Parties have expressly agreed shall survive any such termination or expiration or (ii) remain to be performed or by their nature would be intended to be applicable following such termination or expiration, including but not limited to the provisions set forth in Sections 3, 8, 9, 10, 11 and 14.

18.    NOTICES.   Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed by first class mail, postage prepaid, or overnight carrier (UPS, FedEx, DHL) to the addresses set forth below:

IF TO CONTACTOR:	IF TO COMPANY:

GreenHouse Holdings, Inc.
5171 Santa Fe Street, Suite I
San Diego, CA 92109
Attention: Justin Farry

19.    SEVERABILITY.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect.

20.    HEADINGS.  The headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

21.    ENTIRE AGREEMENT.  This Agreement, constitutes a single, integrated written contract expressing the entire agreement of the Parties concerning the subject matter hereof.  No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party to this Agreement except as specifically set forth in this Agreement.  All prior agreements, discussions and negotiations have been and are merged and integrated into, and are entirely superseded by this Agreement.  No amendment or modification made hereto shall be valid without a writing signed by the Parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GREENHOUSE HOLDINGS, INC.:		CONTRACTOR:

By:		By:
	Name: Russ Earnshaw		Name: Alex Viecco
	Title: President		Title:

GREENHOUSE SOLUCIONES [__________]

By:
Name:
Title: